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                                                                   Exhibit 16(b)


                             PRUDENTIAL GNMA FUND

                                   CLASS "A"

                                    EXHIBIT
                          AVERAGE ANNUAL TOTAL RETURN
                                  CALCULATION

                                               n
                              ERV = P * (1 + T)


  P = hypothetical initial payment of $1,000

  T = average annual total return

  n = number of years

ERV = ending redeemable value

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                             1 Year              Inception
                          [Annualized]

     P =                    $1,000.00            $1,000.00

     n =                         1.00                 0.94

   ERV =                    $1,050.00            $1,044.33

     T =                         5.00%                4.71%